Exhibit 99.n.2

July 25, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549-7561

Ladies and Gentlemen:

We have read StoneCastle Financial Corp.’s statements included under Financial Statements of its Form N-2 dated July 25, 2014, and are in agreement with the statements contained therein concerning our Firm in response to Item 304(a) of Regulation S-K.

Very truly yours,

/s/Rothstein Kass